EXHIBIT 10.3

EMPLOYMENT AGREEMENT

     This Employment Agreement (the “Agreement”) is entered into effective July 1, 2005, by and between IndyMac Bank F.S.B. (“Employer”) and Terrence O. Hughes (“Officer”).

     1. Term. Employer agrees to employ Officer and Officer agrees to serve Employer and its affiliates, in accordance with the terms and conditions of this Agreement, for a period of three (3) years, commencing on the date first set forth above, unless Officer’s employment is earlier terminated as herein provided.

     2. Position, Duties and Responsibilities. Officer shall serve as an Executive Vice President of Employer, or of one of Employer’s affiliated companies, as determined by Employer. Officer agrees to devote Officer’s full-time best efforts to the business and affairs of Employer and its affiliates, to perform such executive and managerial duties as may be assigned to Officer, and to diligently promote the business, affairs and interests of Employer and its affiliates. If so requested by Employer, Officer agrees to serve concurrently, and without additional compensation, as an officer of both Employer and of one or more of Employer’s affiliates, including its subsidiaries.

     3. Outside Affiliations. During the term of this Agreement, Officer shall not compete, either directly or indirectly, with the business of Employer or its affiliates. Except as otherwise provided in this Agreement, Officer may make and manage personal business investments of Officer’s choice and may serve in any capacity with any civic, educational or charitable organization, or with any governmental entity or trade association, provided that such activities do not interfere with or conflict with Officer’s duties under this Agreement. Officer may not sit on the board of directors of any civic, educational or charitable organization without first obtaining Employer’s written consent.

     4. Compensation and Benefits. In consideration of the performance of Officer’s duties under this Agreement, Employer or its affiliates shall provide to Officer the compensation set forth below. All compensation paid to Officer by Employer or by any of its affiliates shall be aggregated in determining whether Officer has received the benefits described herein, but without prejudice to the allocation of costs among the entities to which Officer renders services under this Agreement.

          4.1 Base Salary. Employer shall pay to Officer a base salary at the annual rate set forth in Appendix A. Officer’s base salary shall be payable in equal installments no less frequently than every month. Employer may, in its sole discretion, increase Officer’s base salary during the term of this Agreement, but Employer will not decrease Officer’s base salary below the amount set forth in Appendix A.

          4.2 Incentive Compensation. For each calendar year during the term of this Agreement, Employer shall pay to Officer an incentive compensation award in an amount to be determined pursuant to the then-applicable Incentive Plan set forth in Appendix A. The terms of the Incentive Plan shall be agreed upon by Employer and Officer during the first quarter of each new calendar year during the term of this Agreement. Any incentive compensation award payable to Officer pursuant to the Incentive Plan shall be paid no later than thirty (30) days after completion and publication of the applicable audited financial statements for the relevant calendar year or calendar quarter. Except as otherwise provided herein, any incentive compensation award described in the Incentive Plan, and Officer’s base salary to the extent that the incentive compensation award is a percentage of Officer’s base salary, shall be prorated to the extent that Officer is employed for less than twelve (12) full months during the relevant calendar year.

          4.3 Stock Options and Restricted Stock. During the term of this Agreement, Employer’s public company affiliate, IndyMac Bancorp, Inc., or any successor public company (“Public Company”), may grant to Officer stock options and/or restricted stock for such number of shares of the Public Company’s common stock as the Compensation Committee of the Board of Directors of the Public Company (“Compensation Committee”) in its sole discretion determines, taking into account Officer’s and the Public Company’s performance and the competitive practices then prevailing regarding the granting of stock options. Subject to the foregoing, it is anticipated that the number of shares in respect of each annual stock option and/or restricted stock grant, if any, shall be granted according to the Public Company’s annual equity incentive plan and the management of the plan for Officer’s of a similar level, as of the time of the grant. The stock options and/or restricted stock herein described shall be granted at the same time as the Public Company grants stock options and/or restricted stock to its other officers.

          All stock options and restricted stock granted herein: (i) shall be granted pursuant to the Public Company’s current stock option plan, or such other stock option plan or plans as may come into effect during the term of this Agreement, (ii) shall be priced and shall vest in accordance with the terms set by the Compensation Committee or as otherwise set forth in this Agreement, and (iii) shall be subject to such other reasonable terms and conditions as may be determined by the Compensation Committee and set forth in the agreement or other document evidencing the award.

          The effect of Officer’s termination on the vesting of any stock options or restricted stock granted under this Agreement is described in Section 5.2. In the event that vested options held by Officer immediately after such termination represent shares of common stock in an amount equal to or greater than 500,000, then the maximum period for the exercise of any options shall be twelve (12) months. In the event that vested options held by Officer immediately after such termination represent shares of common stock in an amount equal to or greater than 100,000 but less than 500,000, then the maximum period for the exercise of any options shall be six (6) months. In the event that vested options held by Officer immediately after such termination represent shares of common stock in an amount less than 100,000, then the maximum period for their exercise shall be three (3) months.

          4.4 Additional Benefits. Officer shall be entitled to paid vacation, subject to Employer’s vacation policies in effect from time to time. Officer shall also be entitled to participate in Employer’s life and medical insurance plans, and in any stock purchase, executive compensation, pension, profit-sharing, deferred compensation, or other benefit or bonus plans that are offered to Employer’s employees generally, or to officers of Employer at a level similar to Officer’s level, subject to the terms and conditions, including any applicable eligibility requirements, of any such plan. This Agreement shall not affect or otherwise modify the provisions of any other compensation, retirement or other benefit program or plan of Employer.

     5. Termination of Employment. This Agreement, the compensation and benefits provided under this Agreement, and Officer’s employment with Employer, are terminable as herein provided.

          5.1 Grounds for Termination. Employer may, in its sole and absolute discretion, terminate this Agreement and Officer’s employment on the following grounds:

                    5.1.1 Disability. In the event of Officer’s inability to perform his or her duties (with or without reasonable accommodation) because of illness, injury or similar incapacity for four (4) consecutive calendar months, or for shorter periods aggregating eighty (80) or more business days in any twelve (12)-month period and upon a finding by Employer, in its sole discretion, that allowing Officer to remain on a leave status beyond that period of time will result in an undue hardship to the Employer (“Disability”), this Agreement and Officer’s employment may be terminated by Employer by giving Notice of Termination as provided in Section 9.1.

                    5.1.2 Death. In the event of Officer’s death during the term of this Agreement (“Death”), this Agreement and Officer’s employment shall immediately and automatically terminate.

                    5.1.3 Cause. Employer may terminate this Agreement and Officer’s employment by giving Notice of Termination at any time for cause. “Cause” means any act or omission to act by Officer which constitutes, in the sole discretion of Employer, (i) a material breach of this Agreement that is committed in bad faith or without reasonable belief that such act or omission is in the best interests of Employer, (ii) negligence or misconduct resulting in a material loss to Employer, (iii) gross negligence, (iv) an intentional and material failure to perform Officer’s assigned duties, (v) fraud, theft or dishonesty, (vi) willful violation of any law, rule or regulation of a governmental authority, other than traffic violations, (vii) regular alcohol or drug abuse, (viii) violation of the Company’s Code of Conduct, (ix) such other conduct as is reasonably likely to cause Employer public disgrace or disrepute, or (x) entry of an order by any state or federal regulatory agency either removing Officer from Officer’s position with Employer or its affiliates or prohibiting Officer from participating in the conduct of the affairs of Employer or any of its affiliates.

                    5.1.4 Poor Performance. Employer may terminate this Agreement and Officer’s employment by giving Notice of Termination at any time for poor performance. “Poor Performance” means a failure of Officer to properly meet, in the sole discretion of Employer, the duties and responsibilities of Officer’s position in a competent fashion.

                    5.1.5 No Cause. Employer may, in its sole and absolute discretion, terminate this Agreement and Officer’s employment by giving Notice of Termination at any time for no reason, or for any reason whatsoever other than Death, Disability, Cause or Poor Performance (“No Cause”).

                    5.1.6 Resignation. Should Officer voluntarily resign Officer’s employment, either by giving Notice of Termination during the term of this Agreement or otherwise (“Resignation”), Officer’s employment shall terminate immediately, unless Officer and Employer mutually agree on a later effective date of termination.

     5.2 Benefits Upon Termination. Notwithstanding any other agreements to the contrary, the following benefits shall be the only termination benefits Officer is entitled to from Employer.

                    5.2.1 Disability. Regardless of Officer’s position or years of service with Employer or its affiliates, in the event that Officer’s employment terminates by reason of Disability, as defined in Section 5.1.1, Officer shall be entitled to receive (i) all accrued but unpaid vacation benefits as of the Termination Date, as defined in Section 9.1, (ii) any other benefits already vested as of the Termination Date under any of Employer’s applicable stock option, pension, bonus or other similar plans in which Officer participated immediately prior to termination (“Vested Benefits”), (iii) the immediate vesting, to the extent not otherwise vested, of all outstanding stock options or similar awards previously granted to Officer under Section 4.3, and (iv) Officer’s incentive compensation award for the year in which Officer became disabled, prorated to the Termination Date. Officer shall also be entitled to receive the following benefits for a period of time commencing from the Termination Date and continuing for the number of months remaining in the term of this Agreement, or until Officer’s death, whichever first occurs: (v) continuation of Officer’s base salary, reduced by 50%, minus the amount of any cash payments due to Officer under the terms of Employer’s disability insurance or other disability benefit plan funded by Employer or Employer’s tax-qualified Defined Benefit Pension Plan, all subject to Section 5.2.8, and (vi) continuation of benefits substantially equivalent to the life, disability and medical insurance policies maintained by Employer on behalf of Officer and Officer’s spouse and dependents, if any, immediately prior to the Notice of Termination, but then only to the extent that Officer is not entitled to comparable benefits from other employment.

                    5.2.2 Death. Regardless of Officer’s position or years of service with Employer or its affiliates, in the event of Officer’s Death, as defined in Section 5.1.2, Employer shall pay to such person or persons as Officer shall have designated in writing or, in the absence of such a designation, to Officer’s estate, (i) all accrued but unpaid vacation benefits as of the date of Death, (ii) any Vested Benefits, (iii) to the extent not otherwise vested, all outstanding stock options or similar awards previously granted to Officer, which will vest immediately upon Officer’s Death, and (iv) Officer’s incentive compensation award for the year in which Death occurs, prorated to date of Death. Employer shall also, within forty-five (45) days following Officer’s Death, pay to Officer’s designee or to Officer’s estate an amount equal to two times Officer’s last annual base salary. Employer shall also, for a period of twelve (12) months following the date of Officer’s Death, pay the cost of any continued coverage under Employer’s group medical insurance plan for the benefit of Officer’s spouse and dependents, if any, should they elect continued coverage under COBRA, provided they were covered under the plan immediately prior to Officer’s Death.

                    5.2.3 Cause. Regardless of Officer’s position or years of service with Employer or its affiliates, in the event of Officer’s termination for Cause, as defined in Section 5.1.3, Officer shall be entitled to payment of Officer’s base salary through the

Termination Date, to any accrued but unpaid vacation benefits, and to any other Vested Benefits, but to no other payments or benefits whatsoever.

                    5.2.4 Poor Performance. In the event of Officer’s termination for Poor Performance, as defined in Section 5.1.4, the benefits payable to Officer shall depend upon Officer’s position and years of continuous service to Employer or its affiliates. If Officer had five (5) or fewer years of continuous service as of the Termination Date, Officer shall be entitled to payment of Officer’s base salary through the Termination Date, and to continuation of Officer’s base salary, reduced by 50%, for the lesser of one year or the number of months remaining in the term of this Agreement as of the Termination Date, subject to Section 5.2.8.

                    If Officer had more than five (5) years of continuous service as of the Termination Date, or if Officer is a director, officer or principal stockholder of Employer or of any of its affiliates as described in Section 16(a) of the Exchange Act (“Section 16 Employee”), Officer shall be entitled to payment of Officer’s base salary through the Termination Date, and to continuation of Officer’s base salary for the lesser of one year or the number of months remaining in the term of this Agreement as of the Termination Date, subject to Section 5.2.8, and to the additional benefit described in Section 5.2.9, if allowed by law.

                    Regardless of Officer’s position or years of service, Officer shall also be entitled to any accrued but unpaid vacation benefits, to any other Vested Benefits, and to Officer’s incentive compensation award for the year in which Officer was terminated, prorated to the Termination Date, but to no other payments or benefits whatsoever.

                    5.2.5 No Cause. In the event Officer’s employment is terminated for No Cause, as defined in Section 5.1.5, Officer shall be entitled to (a) payment of Officer’s base salary through the Termination Date, (b) to continuation of Officer’s base salary, increased by 100%, for six months and then continuation of Officer’s base salary for an additional six months, provided however that in the event that termination under this Section 5.2.5 occurs within the last twelve months of the term of this Agreement, the Officer’s salary continuation benefits shall be reduced prorate by the number of months remaining in the term of this Agreement as of the Termination Date. All payments under this section 5.2.5 shall be subject to Section 5.2.8, and to the additional benefit described in Section 5.2.9, if allowed by law and by this Agreement.

                    Regardless of Officer’s position or years of service, Officer shall also be entitled to any accrued but unpaid vacation benefits, to any other Vested Benefits, to Officer’s incentive compensation award for the year in which Officer was terminated, prorated to the Termination Date, and to the immediate vesting, to the extent not otherwise vested, of all outstanding stock options or similar awards previously granted to Officer under Section 4.3, but only to the extent that any such outstanding stock options or similar awards would, by their terms, vest within one (1) year of the Termination Date. In addition, Officer shall be entitled, for a period of twelve (12) months following the Termination Date, to continuation of benefits substantially equivalent to the life, disability and medical insurance policies maintained by Employer on behalf of Officer and Officer’s spouse, or domestic partner, and dependents, if any, immediately prior to the Notice of Termination, but only to the extent that Officer is not entitled to comparable benefits from other employment.

                    5.2.6 Resignation. In the event of Officer’s Resignation, as defined in Section 5.1.6, Officer shall be entitled to payment of Officer’s base salary through the Termination Date, to any accrued but unpaid vacation benefits, and to any other Vested Benefits, but to no other payments or benefits whatsoever.

                    5.2.7 Change in Control.

                    5.2.7.1 Determination of Change in Control. For purposes of this section 5.2.7, “Company” shall mean any of the Employer, IndyMac Resources, Inc., IndyMac Intermediate Holdings, Inc. or IndyMac Bancorp, Inc. Subject to Section 5.2.7.2, a “Change in Control” shall be deemed to occur for purposes of this Agreement upon the occurrence of any one of the following events:

(A) An acquisition of any common stock or other “Voting Securities” (as hereinafter defined) of the Company by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five percent (25%) or more of the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Plan, (1) “Voting Securities” shall mean the Company’s outstanding voting securities entitled to vote generally in the election of directors and (2) a “Non-Control Acquisition” shall mean an acquisition by (a) the Company or any of its Subsidiaries, (b) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company, or (y) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of the definition in this subsection 5.2.7.1, a “Subsidiary”), or (c) any Person in connection with a “Non-Control Transaction” (as hereinafter defined).

(B) The individuals who, as of the Effective Date, were members of the Board of Directors of IndyMac Bancorp, Inc. (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(C) The consummation of:

(1)	A merger, consolidation, or reorganization involving the Company or the sale or other disposition of all or substantially all of the assets of the Company to any Person or Persons other than a transfer to a Subsidiary, (a “Business Transaction”), unless such Business Transaction is a “Non-Control Transaction.” A “Non Control Transaction” shall mean a Business Transaction where:

(a)	the stockholders of the Company, immediately before such Business Transaction, own directly or indirectly immediately following such Business Transaction more than sixty percent (60%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization or purchasing such assets or stock (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Transaction;

(b)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Business Transaction constitute at least a majority of the members of the board of directors of the Surviving Corporation, or in the event that, immediately following the consummation of such Business Transaction, a corporation beneficially owns, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, the board of directors of such corporation; and

(c)	no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or (iv) any Person who, immediately prior to such Business Transaction had Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Surviving Corporation’s then outstanding Voting Securities or its common stock; or

(D)	The Company’s stockholders approve a complete liquidation or dissolution of the Company.

                    Notwithstanding the foregoing provisions of this subsection 5.2.7.1, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by the Company which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

                    5.2.7.2 Notwithstanding the provisions of this section 5.2.7.2, the Board, in the exercise of its reasonable discretion, may, but need not, make an affirmative determination prior to the consummation of a Business Transaction (as defined in subsection 5.2.7.1 (C)) that, in light of all circumstances, such Business Transaction will be not be treated as a Change in Control for purposes of this Agreement, by reason of it being in essence a “combination of equals” or for any other reason. In making any such determination, the Board shall give due consideration, without limitation, to the likely effect of such transaction(s) on the makeup of the stockholder base, the Board and the senior management of the Company.

                    5.2.7.3 Effect of Change of Control. As used herein, a “Change in Control” shall be deemed to have occurred if any person or entity other than IndyMac Bank Corp., Inc. becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the combined voting power of the outstanding stock of Employer, or acquires all or substantially all of the assets of Employer.

                    If a Change in Control should occur during the term of this Agreement, and should Officer’s employment be terminated within one (1) year following the Change in Control (i) by reason of Officer’s Disability or Death, or (ii) either for No Cause or because this Agreement expires and is not renewed by Employer or its successor on terms that are substantially comparable to the terms of this Agreement, then all outstanding stock options or similar awards previously granted to Officer under Section 4.3 that have not already vested shall vest on the Termination Date.

                    If a Change in Control should occur during the term of this Agreement, and should Officer’s employment continue without termination beyond the first anniversary of the Change in Control, then all outstanding stock options or similar awards previously granted to Officer under Section 4.3 that have not already vested shall vest upon the first anniversary of the Change in Control.

                    If a Change in Control should occur during the term of this Agreement, and should Officer’s employment be terminated within two (2) years following the Change in Control either for No Cause or because this Agreement expires and is not renewed by Employer or its successor on terms that are substantially comparable to the terms of this Agreement, then Officer shall be entitled, in addition to the foregoing and in lieu of any other benefits described elsewhere in this Agreement, to (i) any accrued but unpaid vacation benefits, (ii) any other Vested Benefits, (iii) payment of Officer’s base salary through the Termination Date, (iv) continuation of Officer’s base salary, increased by 100%, for a period of twelve (12) months following the Termination Date, (v) payment of Officer’s incentive compensation award, without proration, for the year in which Officer was terminated, also increased by 100%, within fifteen (15) days of Officer’s Termination Date, (vi) the additional benefit described in Section 5.2.9, if allowed by law, and (vii) continuation, for a period of twelve (12) months following the Termination Date, of benefits substantially equivalent to the life, disability and medical insurance policies maintained by Employer on behalf of Officer and Officer’s spouse and dependents, if any, immediately prior to the Notice of Termination, but only to the extent that Officer is not entitled to comparable benefits from other employment.

                    5.2.8 Other Employment. Employer’s obligation to pay salary continuation benefits to Officer in the event of Officer’s termination for Disability, Poor Performance or No Cause shall immediately cease in the event that Officer obtains employment for compensation (whether as an employee, independent contractor, consultant or otherwise) with any person or entity.

                    5.2.9 Excise Tax. In the event it should be determined that any payment or distribution by Employer as the result of Officer’s termination due to Poor Performance or No Cause would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the affected payments or distributions shall include gross-up for any excise taxes due under Section 280G of the Code or similar “golden parachute” provisions, plus any excise, income, or payroll taxes owed on the excise payment amount. In order to be eligible for this benefit, Officer must have had more than five (5) years of continuous service to Employer or its affiliates as of the Termination Date, or must be a Section 16 Employee. If the law prohibits any form of the foregoing benefit, then Employer and Officer understand and agree that this Section 5.2.9 is of no effect.

                    5.2.10 Release of Claims. Employer’s obligation to pay any salary continuation, benefits continuation or other non-vested benefits in the event of the termination of Officer’s employment due to Disability, Poor Performance or No Cause, as defined in Sections 5.1.1, 5.1.4 and 5.1.5, is expressly conditional upon Officer first executing a general release of all claims or causes of action, whether known or unknown, that Officer may have or hold against Employer including, but not limited to, any claims for breach of contract, for employment discrimination or harassment, for wrongful termination or for other tortious conduct in connection with Officer’s employment or its termination. Such release agreement shall be prepared by Employer, and shall include an express waiver by Officer of California Civil Code section 1542.

     6. No Solicitation, Non-Competition and Confidentiality. In order to receive and retain the salary continuation, benefits continuation or other non-vested benefits payable to Officer in the event of termination by reason of Disability, Poor Performance or No Cause, as defined in Sections 5.1.1, 5.1.4 and 5.1.5, Officer agrees to the following:

          6.1 Non-Competition. During employment and (a) if the termination is by reason of Disability or Poor Performance, for a period of three (3) months after termination of employment, or (b) if the termination is by reason of No Cause, for a period of six (6) months after termination of employment, Officer shall not engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stock holder (other than as a holder of less than one percent (1%) equity interest), or in any other corporate or representative capacity, with any other business that is engaged in any activity that competes with the business of Employer or its affiliates, as conducted as of the date of the termination of Officer’s employment.

          6.2 No Solicitation. During employment and for a period of one (1) year after termination of employment, Officer shall not:

                    6.2.1 Solicit, or cause to be solicited, any customers of Employer or its affiliates for purposes of promoting or selling any products or services competitive with those of Employer or its affiliates;

                    6.2.2 Solicit business from, or perform services for, any company or other business entity which at any time during the two (2) year period immediately preceding Officer’s termination of employment with Employer was a client of Employer or its affiliates; or

                    6.2.3 Solicit for employment, offer, or cause to be offered employment, either on a full time, part-time or consulting basis, to any person who was employed by Employer or its affiliates on the date Officer’s employment terminated, unless Officer shall have received the prior written consent of Employer.

     6.3 Basis for Non-Competition and Non-Solicitation Agreements. Officer understands and agrees that the non-competition and non-solicitation agreements contained in sections 6.1 and 6.2 above are necessary to Employer because Officer has access to, and in order to protect the confidentiality of, Employer’s “Confidential Information” (as that term is defined in section 6.4 below) from intentional and/or inadvertent disclosure or use upon or after the termination of Officer’s employment with Employer.

          6.4 Confidentiality. Officer hereby acknowledges and agrees that Employer and its affiliates have developed and own valuable information related to their business, personnel and customers including, but not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, computer programs and plans, and information related to officers, directors, employees and agents. Officer hereby agrees that all such information, and all codes, concepts, copies and forms relating to such information, Employer’s plans and intentions with respect thereto, and any information provided by Employer or its affiliates to Officer with respect to any of the foregoing, shall be considered “Confidential Information” for the purpose of this Agreement. Officer acknowledges and agrees that all such Confidential Information is a valuable asset of Employer, and if developed by Officer, is developed by Officer in the course of Officer’s employment with Employer, and is the sole property of Employer. Officer agrees that Officer will not divulge or otherwise disclose, directly or indirectly, any Confidential Information concerning the business or policies of Employer or any of its affiliates which Officer may have learned as a result of Officer’s employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer or any of its affiliates, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of Employer’s best interests, (ii) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer.

          6.5 Reimbursement. If any part of this Section 6 is determined to be invalid or unenforceable for any reason by a court of competent jurisdiction, then Officer and Employer agree that these covenants shall be of no effect, that Officer shall immediately return to Employer the salary continuation, benefits continuation or other non-vested compensation described in Section 5.2 that has been paid to Officer after termination of Officer’s employment, and that Officer shall not be entitled to any further sums from Employer.

     7. Reimbursement of Business Expenses. During the term of this Agreement, Employer shall promptly reimburse to Officer all business expenses reasonably incurred by Officer in the performance of Officer’s duties under this Agreement to the extent that such expenditures meet Internal Revenue Code requirements for deductibility by Employer for federal income tax purposes, or are otherwise in compliance with the rules and policies of Employer and are substantiated by Officer in accordance with applicable requirements of the Code and Treasury Regulations, and the applicable rules and policies of Employer.

     8. Indemnity. To the extent permitted by applicable law and by Employer’s articles, bylaws or other governing instruments, Employer shall defend and indemnify Officer and hold Officer harmless for any acts or decisions made by Officer in good faith and while performing approved services for Employer or its affiliates, and Employer shall use reasonable efforts to obtain coverage for Officer under liability insurance policies then in effect which cover the other officers or directors of Employer.

     9. Miscellaneous.

          9.1 Notice of Termination and Termination Date. Any termination of this Agreement by Employer or by Officer (including any Resignation) shall be communicated by a written Notice of Termination to the other party, stating the specific termination provision in this Agreement relied upon, if any, and setting forth in reasonable detail the facts and circumstances, if applicable, claimed to provide a basis for termination. The effective date of termination (“Termination Date”) shall be (i) the date specified in the Notice of Termination, or (ii) in the event of Officer’s Death, the date of Death, or (iii) in the event of Officer’s resignation without providing Notice of Termination, Officer’s last day of employment, or (iv) in the event of a Change in Control, either the date specified in the Notice of Termination or the last day of the term of this Agreement should same not be renewed on substantially comparable terms within two (2) years following the Change in Control.

          9.2 Successorship. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. This Agreement may not be assigned without the prior written consent of the parties, other than in connection with a merger or sale of Employer or the sale of substantially all the assets of Employer, or similar transaction. Notwithstanding the foregoing, Employer may, without Officer’s consent, assign, whether by assignment agreement, merger, operation of law or otherwise, this Agreement to the Public Company or to any successor or affiliate of Employer or the Public Company, subject to such assignee’s express assumption of all obligations of Employer hereunder. The failure of any successor to or assignee of the Employer’s business and/or assets in such transaction to expressly assume all obligations of Employer hereunder shall be deemed a termination for No Cause, pursuant to Section 5.1.5.

          9.3 Notices. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention: General Counsel, with a copy to the Human Resources department at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at such address as Officer may from time to time in writing designate (or Officer’s business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

          9.4 Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter; provided, however, that all provisions of Employer’s Employee Handbook and any other written personnel policies of Employer shall be incorporated herein by this reference, and Officer hereby expressly acknowledges that all provisions of the Employee Handbook and other written policies are applicable to Officer’s employment relationship with Employer, except to the extent that any such provisions directly conflict with any term contained in this Agreement; PROVIDED, FURTHER, THAT OFFICER HEREBY EXPRESSLY ACKNOWLEDGES THAT OFFICER HAS EXECUTED EMPLOYER’S STANDARD MUTUAL AGREEMENT TO ARBITRATE CLAIMS CONCURRENTLY HEREWITH, WHICH REQUIRES THAT ANY DISPUTE UNDER THIS AGREEMENT WILL BE ARBITRATED. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

          9.5 Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

          9.6 California Law. This Agreement shall be construed and interpreted in accordance with the laws of California, without reference to its conflict of laws principles.

          9.7 Injunctive Relief. Employer and Officer acknowledge that the services Officer is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, if either party violates any of the material provisions of this Agreement, the parties shall, in addition to any other rights and remedies available under this Agreement, or under applicable law or the Mutual Agreement to Arbitrate Claims, be entitled to seek injunctive relief, as permitted by law, from a court or tribunal of competent jurisdiction, restraining the other from committing or continuing any violation of this Agreement. The provisions hereof shall survive the expiration, suspension or termination, for any reason, of this Agreement.

          9.8 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

          9.9 Regulatory Intervention. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to the following terms and conditions:

                    9.9.1 If Officer is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), Employer’s obligations hereunder shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Officer all or part of the compensation withheld while Employer’s contract obligations were suspended, and (ii) reinstate any of Employer’s obligations which were suspended.

                    9.9.2 If Officer is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) and (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but Officer’s vested rights shall not be affected.

                    9.9.3 If Employer is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1813 (x)(1)), all obligations under this Agreement shall terminate as of the date of default, but Officer’s vested rights shall not be affected.

                    9.9.4 All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of Employer, (i) by the Office of Thrift Supervision (“OTS”) at the time the Federal Deposit

Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. 1823 (c)); or (ii) by the OTS at the time the OTS approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the OTS to be in an unsafe or unsound condition. Any rights of Officer that shall have vested under this Agreement shall not be affected by such action.

                    9.9.5 With regard to the provisions of this Section 9.9:

                         (i) Employer agrees to use its best efforts to oppose any such notice of charges as to which there are reasonable defenses;

                         (ii) In the event the notice of charges is dismissed or otherwise resolved in a manner that will permit Employer to resume its obligations to pay compensation hereunder, Employer will promptly make such payment hereunder; and

                         (iii) During the period of suspension, the vested rights of the contracting parties shall not be affected except to the extent precluded by such notice.

                    9.9.6 Any payments made to Officer by Employer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

EMPLOYER:

By:		Dated:

Michael W. Perry
Chairman and Chief Executive Officer

OFFICER:

Dated:

Name:	Terrence O. Hughes

APPENDIX A

ANNUAL INCENTIVE PLAN

Officer Name:	Terrence O. Hughes
Annual Base Rate for 2005:	$400,000
Target Bonus for 2005:	$250,000

Annual Incentive Awards:

1. Officer shall be eligible for an Annual Incentive Award based on the applicable year’s compensation plan to be agreed upon between Officer and Officer’s Senior Manager.

Other Terms Applicable to Compensation and Benefits for Calendar Year 2005.

1. For 2005, Officer’s Actual Target Bonus shall be $125,000, as a result of Officer’s July 1, 2005 start date.

2. For purposes of determining Officer’s equity incentive grants for 2005, expected to be granted in March 2006, Officer’s base salary and actual bonus for 2005 shall be annualized.